Exhibit 23.1

Date: July 23, 2018

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ficaar Inc

We hereby consent to the inclusion in Ficaar Inc's Registration Statement (the "Registration Statement") on Form 10 of Ficaar Inc (the "Company") of our report, dated June 18, 2018, with respect to our audit of the financial statements of the Company as of December 31, 2017 and 2016 and the results of its operations, changes in equity and cash flows for the years ended then.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A (Isr)

Jerusalem, Israel